                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                              (Amendment No. _)/1/

                         Intelect Communications, Inc.

                                (Name of Issuer)

                         Common Stock, $.001 par value

                         (Title of Class of Securities)

                                  458144-10-2

                                (CUSIP Number)
                                 June 27, 1999

            (Date of Event Which Requires Filing of this Statement)



     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ]    Rule 13d-1(b)

     [X]    Rule 13d-1(c)

     [ ]    Rule 13d-1(d)


  /1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 458144-10-2               13G                            Page 2 of 35

1. NAMES OF REPORTING PERSONS
   I.R.S IDENTIFICATION NO. OF ABOVE PERSONS
   (ENTITIES ONLY)

   Citadel Limited Partnership
-------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) [X]
                                                         (b) [ ]
-------------------------------------------------------------------------------
3. SEC USE ONLY

-------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OR ORGANIZATION
   Delaware limited liability company
   U.S.A.
-------------------------------------------------------------------------------
NUMBER OF               5.  SOLE VOTING POWER
SHARES                       0
BENEFICIALLY            -------------------------------------------------------
OWNED BY EACH           6.  SHARED VOTING POWER
REPORTING                   0 (1)
PERSON WITH             -------------------------------------------------------
                        7.  SOLE DISPOSITIVE POWER
                            0
                        -------------------------------------------------------
                        8.  SHARED DISPOSITIVE POWER
                            2,211,405 shares of Common Stock (2)
-------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         See Item 8 above.
-------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*(2)  [X]
-------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          5.2 % as of the date of the filing of this statement. Based on 38,257,965 shares of Common Stock issued and outstanding as of May 14, 1999, plus 3,925,806 shares of Common Stock issued pursuant to the Settlement Agreement referred to below.
--------------------------------------------------------------------------------
 12. TYPE OF REPORTING PERSON*
          PN; HC
------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Pursuant to a Settlement Agreement dated June 27, 1999, the holders have granted to the Issuer or its designee an irrevocable proxy to vote all their shares of Common Stock.
(2)  Does not include certain shares.  See Item 4.

CUSIP No. 458144-10-2               13G                            Page 3 of 35

1. NAMES OF REPORTING PERSONS
   I.R.S IDENTIFICATION NO. OF ABOVE PERSONS
   (ENTITIES ONLY)

   Citadel  Investment Group, L.L.C.
-------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) [X]
                                                         (b) [ ]

-------------------------------------------------------------------------------
3. SEC USE ONLY

-------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OR ORGANIZATION
   Illinois limited partnership
   U.S.A.
-------------------------------------------------------------------------------
NUMBER OF               5.  SOLE VOTING POWER
SHARES                      0
BENEFICIALLY            --------------------------------------------------------
OWNED BY EACH           6.  SHARED VOTING POWER
REPORTING                   0 (1)
PERSON WITH             --------------------------------------------------------
                        7.  SOLE DISPOSITIVE POWER
                            0
                        --------------------------------------------------------
                        8.  SHARED DISPOSITIVE POWER
                            2,211,405 shares of Common Stock (2)
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         See Item 8.
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES* (2)  [X]
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         5.2 % as of the date of the filing of this statement. Based on 38,257,965 shares of Common Stock issued and outstanding as of May 14, 1999, plus 3,925,806 shares of Common Stock issued pursuant to the Settlement Agreement referred to below.
--------------------------------------------------------------------------------
 12. TYPE OF REPORTING PERSON*
     OO; HC
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Pursuant to a Settlement Agreement dated June 27, 1999, the holders have granted to the Issuer or its designee an irrevocable proxy to vote all their shares of Common Stock.
(2)  Does not include certain shares.  See Item 4.

CUSIP No. 458144-10-2               13G                            Page 4 of 35

1. NAMES OF REPORTING PERSONS
   I.R.S IDENTIFICATION NO. OF ABOVE PERSONS
   (ENTITIES ONLY)

   GLB Partners, L.P.
-------------------------------------------------------------------------------
 2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) [X]
                                                        (b) [ ]

-------------------------------------------------------------------------------
3. SEC USE ONLY

-------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OR ORGANIZATION
   Delaware limited partnership
   U.S.A.
-------------------------------------------------------------------------------
NUMBER OF                      5.  SOLE VOTING POWER
SHARES                             0
BENEFICIALLY                   ------------------------------------------------
OWNED BY                       6.  SHARED VOTING POWER
EACH                               0 (1)
REPORTING PERSON               ------------------------------------------------
WITH                           7.  SOLE DISPOSITIVE POWER
                                   0
                               ------------------------------------------------
                               8.  SHARED DISPOSITIVE POWER
                                    2,211,405 shares of Common Stock (2)
-------------------------------------------------------------------------------
 9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          See Item 8 above
-------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES* (2)  [X]
-------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     5.2% as of the date of the filing of this statement. Based on 38,257,965 shares of Common Stock issued and outstanding as of May 14, 1999, plus 3,925,8 06 shares of Common Stock issued pursuant to the Settlement Agreement referred to below.

-------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*
    PN; HC
-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Pursuant to a Settlement Agreement dated June 27, 1999, the holders have granted to the Issuer or its designee an irrevocable proxy to vote all their shares of Common Stock.
(2)  Does not include certain shares.  See Item 4.

CUSIP No. 458144-10-2               13G                            Page 5 of 35

1. NAMES OF REPORTING PERSONS
   I.R.S IDENTIFICATION NO. OF ABOVE PERSONS
   (ENTITIES ONLY)

   Kenneth Griffin
-------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) [X]
                                                         (b) [ ]

-------------------------------------------------------------------------------
3. SEC USE ONLY

--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OR ORGANIZATION
   U.S. citizen
   U.S.A.
--------------------------------------------------------------------------------
NUMBER OF                      5.  SOLE VOTING POWER
SHARES                             0
BENEFICIALLY                   -------------------------------------------------
OWNED BY                       6.  SHARED VOTING POWER
EACH                               0 (1)
REPORTING                      -------------------------------------------------
PERSON WITH                    7.  SOLE DISPOSITIVE POWER
                                   0
                               -------------------------------------------------
                               8.  SHARED DISPOSITIVE POWER
                                   2,211,405 shares of Common Stock (2)
-------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         See Item 8.
-------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES* (2)  [X]
-------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         5.2 % as of the date of the filing of this statement. Based on 38,257,965 shares of Common Stock issued and outstanding as of May 14, 1999, plus 3,925,806 shares of Common Stock issued pursuant to the Settlement Agreement referred to below.
------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*
         IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Pursuant to a Settlement Agreement dated June 27,1999, the holders have granted to the Issuer or its designee an irrevocable proxy to vote all their shares of Common Stock.
(2)  Does not include certain shares.  See Item 4.

CUSIP No. 458144-10-2               13G                            Page 6 of 35

1. NAMES OF REPORTING PERSONS
   I.R.S IDENTIFICATION NO. OF ABOVE PERSONS
   (ENTITIES ONLY)

   Wellington Partners Limited Partnership
------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) [X]
                                                         (b) [ ]

------------------------------------------------------------------------------
3. SEC USE ONLY

------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OR ORGANIZATION
   Illinois limited partnership
   U.S.A.
------------------------------------------------------------------------------
NUMBER OF                       5.  SOLE VOTING POWER
SHARES                              0
BENEFICIALLY
OWNED BY                        ----------------------------------------------
EACH                            6.  SHARED VOTING POWER
REPORTING                            0 (1)
PERSON WITH                     ----------------------------------------------
                                7.  SOLE DISPOSITIVE POWER
                                    0
                                ----------------------------------------------
                                8.  SHARED DISPOSITIVE POWER
                                    672,443 shares of Common Stock (2)

------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         See Item 8.
------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES* (2)  [X]
------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         1.6 % as of the date of the filing of this statement. Based on 38,257,965 shares of Common Stock issued and outstanding as of May 14, 1999, plus 3,925,806 shares of Common Stock issued pursuant to the Settlement Agreement referred to below.
------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*
    PN; HC
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Pursuant to a Settlement Agreement dated June 27, 1999, the holders have granted to the Issuer or its designee an irrevocable proxy to vote all their shares of Common Stock.
(2)  Does not include certain shares.  See Item 4.

CUSIP No. 458144-10-2                  13G                         Page 7 of 35


1. NAMES OF REPORTING PERSONS
   I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   WNPH, L.L.C.
------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) [X]
                                                          (b) [ ]
------------------------------------------------------------------------------
3. SEC USE ONLY

------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OR ORGANIZATION
   Delaware limited liability company
   U.S.A.
-------------------------------------------------------------------------------
NUMBER OF                      5.  SOLE VOTING POWER
SHARES                             0
BENEFICIALLY                   ------------------------------------------------
OWNED BY                       6.  SHARED VOTING POWER
EACH                               0 (1)
REPORTING                      ------------------------------------------------
PERSON WITH                    7.  SOLE DISPOSITIVE POWER
                                   0
                               -------------------------------------------------
                               8.  SHARED DISPOSITIVE POWER
                                   0 (2)
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         See Item 8.
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES* (2)  [X]
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0 % as of the date of the filing of this statement. Based on 38,257,965 shares of Common Stock issued and outstanding as of May 14, 1999, plus 3,925,806 shares of Common Stock issued pursuant to the Settlement Agreement referred to below.
--------------------------------------------------------------------------------
 12. TYPE OF REPORTING PERSON*
         OO; HC
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Pursuant to a Settlement Agreement dated June 27, 1999, the holders have granted to the Issuer or its designee an irrevocable proxy to vote all their shares of Common Stock.
(2)  Does not include certain shares.  See Item 4.

CUSIP No. 458144-10-2              13G                            Page 8 of 35

1. NAMES OF REPORTING PERSONS
   I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   WCH, L.L.C.
------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) [X]
                                                          (b) [ ]
------------------------------------------------------------------------------
3. SEC USE ONLY

------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OR ORGANIZATION
   Delaware limited liability company
   U.S.A.
------------------------------------------------------------------------------
NUMBER OF                      5.  SOLE VOTING POWER
SHARES                             0
BENEFICIALLY                   -----------------------------------------------
OWNED BY                       6.  SHARED VOTING POWER
EACH                               0 (1)
REPORTING                      ------------------------------------------------
PERSON WITH                    7.  SOLE DISPOSITIVE POWER
                                   0
                               -----------------------------------------------
                               8.  SHARED DISPOSITIVE POWER
                                   0 (2)
------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         See Item 8.
------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES* (2)  [X]
------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0 % as of the date of the filing of this statement. Based on 38,257,965 shares of Common Stock issued and outstanding as of May 14, 1999, plus 3,925,806 shares of Common Stock issued pursuant to the Settlement Agreement referred to below.
------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*
         OO; HC
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Pursuant to a Settlement Agreement dated June 27, 1999, the holders have granted to the Issuer or its designee an irrevocable proxy to vote all their shares of Common Stock.
(2)  Does not include certain shares.  See Item 4.

CUSIP No. 458144-10-2              13G                            Page 9 of 35

1. NAMES OF REPORTING PERSONS
   I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   NP Partners
------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) [X]
                                                          (b) [ ]
------------------------------------------------------------------------------
3. SEC USE ONLY

------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OR ORGANIZATION
   Bermuda general partnership
-------------------------------------------------------------------------------
NUMBER OF                       5.  SOLE VOTING POWER
SHARES                              0
BENEFICIALLY                    -----------------------------------------------
OWNED BY                        6.  SHARED VOTING POWER
EACH                                0 (1)
REPORTING                       -----------------------------------------------
PERSON WITH                     7.  SOLE DISPOSITIVE POWER
                                    0
                                ----------------------------------------------
                                8.  SHARED DISPOSITIVE POWER
                                    0 (2)
-------------------------------------------------------------------------------
 9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          See Item 8.
-------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES* (2)  [X]
-------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          0 % as of the date of the filing of this statement. Based on 38,257,965 shares of Common Stock issued and outstanding as of May 14, 1999, plus 3,925,806 shares of Common Stock issued pursuant to the Settlement Agreement referred to below.
-------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*
          PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Pursuant to a Settlement Agreement dated June 27, 1999, the holders have granted to the Issuer or its designee an irrevocable proxy to vote all their shares of Common Stock.
(2)  Does not include certain shares.  See Item 4.

CUSIP No. 458144-10-2              13G                            Page 10 of 35

1. NAMES OF REPORTING PERSONS
   I.R.S IDENTIFICATION NO. OF ABOVE PERSONS
   (ENTITIES ONLY)

   Wingate Capital Ltd.
------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) [X]
                                                         (b) [ ]

------------------------------------------------------------------------------
3. SEC USE ONLY

------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OR ORGANIZATION
   Cayman Islands company
-------------------------------------------------------------------------------
NUMBER OF                       5.  SOLE VOTING POWER
SHARES                              0
BENEFICIALLY                    -----------------------------------------------
OWNED BY                        6.  SHARED VOTING POWER
EACH                                0 (1)
REPORTING                       -----------------------------------------------
PERSON WITH                     7.  SOLE DISPOSITIVE POWER
                                    0
                                -----------------------------------------------
                                8.  SHARED DISPOSITIVE POWER
                                    672,443 shares of Common Stock (2)
-------------------------------------------------------------------------------
 9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          See Item 8.
-------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES* (2)  [X]
-------------------------------------------------------------------------------
 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          1.6 % as of the date of the filing of this statement. Based on 38,257,965 shares of Common Stock issued and outstanding as of May 14, 1999, plus 3,925,806 shares of Common Stock issued pursuant to the Settlement Agreement referred to below.
-------------------------------------------------------------------------------
 12. TYPE OF REPORTING PERSON*
          CO
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Pursuant to a Settlement Agreement dated June 27, 1999, the holders have granted to the Issuer or its designee an irrevocable proxy to vote all their shares of Common Stock.
(2)  Does not include certain shares.  See Item 4.

CUSIP No. 458144-10-2              13G                            Page 11 of 35

1. NAMES OF REPORTING PERSONS
   I.R.S IDENTIFICATION NO. OF ABOVE PERSONS
   (ENTITIES ONLY)

   Kensington Global Strategies Fund, Ltd.
------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) [X]
                                                         (b) [ ]

------------------------------------------------------------------------------
3. SEC USE ONLY

------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OR ORGANIZATION
   Bermuda company
-------------------------------------------------------------------------------
NUMBER OF                       5.  SOLE VOTING POWER
SHARES                              0
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH
-------------------------------------------------------------------------------
                                 6.  SHARED VOTING POWER
                                     0 (1)
------------------------------------------------------------------------------
                                7.  SOLE DISPOSITIVE POWER
                                    0
------------------------------------------------------------------------------
                                8.  SHARED DISPOSITIVE POWER
                                     1,383,170 shares of Common Stock  (2)
------------------------------------------------------------------------------
 9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          See Item 8
------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES* (2)  [X]
------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           3.3 % as of the date of the filing of this statement. Based on 38,257,965 shares of Common Stock issued and outstanding as of May 14, 1999, plus 3,925,806 shares of Common Stock issued pursuant to the Settlement Agreement referred to below.
------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*
           CO; HC
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Pursuant to a Settlement Agreement dated June 27, 1999, the holders have granted to the Issuer or its designee an irrevocable proxy to vote all their shares of Common Stock.
(2)  Does not include certain shares.  See Item 4.

CUSIP No. 458144-10-2              13G                            Page 12 of 35

1. NAMES OF REPORTING PERSONS
   I.R.S IDENTIFICATION NO. OF ABOVE PERSONS
   (ENTITIES ONLY)

   Fisher Capital Ltd.
------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) [X]
                                                         (b) [ ]

------------------------------------------------------------------------------
3. SEC USE ONLY

------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OR ORGANIZATION
   Cayman Islands company
------------------------------------------------------------------------------
NUMBER OF                       5.  SOLE VOTING POWER
SHARES                              0
BENEFICIALLY                    ----------------------------------------------
OWNED BY                        6.  SHARED VOTING POWER
EACH                                0 (1)
REPORTING                       ----------------------------------------------
PERSON WITH                     7.  SOLE DISPOSITIVE POWER
                                    0
                                ----------------------------------------------
                                8.  SHARED DISPOSITIVE POWER
                                    1,383,170  shares of Common Stock  (2)
------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         See Item 8.
------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES* (2)  [X]
------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        3.3% as of the date of the filing of this statement. Based on 38,257,965 shares of Common Stock issued and outstanding as of May 14, 1999, plus 3,925,806 shares of Common Stock issued pursuant to the Settlement Agreement referred to below.
------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*
        CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Pursuant to a Settlement Agreement dated June 27, 1999, the holders have granted to the Issuer or its designee an irrevocable proxy to vote all their shares of Common Stock.
(2)  Does not include certain shares.  See Item 4.

CUSIP No. 458144-10-2               13G                            Page 13 of 35

 1. NAMES OF REPORTING PERSONS
    I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    Olympus Securities, Ltd.
-------------------------------------------------------------------------------
 2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                         (b) [ ]
-------------------------------------------------------------------------------
 3. SEC USE ONLY

-------------------------------------------------------------------------------
 4. CITIZENSHIP OR PLACE OR ORGANIZATION
    Bermuda company
-------------------------------------------------------------------------------
                      5.  SOLE VOTING POWER
                          0
   NUMBER OF          ---------------------------------------------------------
    SHARES            6.  SHARED VOTING POWER
 BENEFICIALLY             0 (1)
   OWNED BY           ---------------------------------------------------------
     EACH             7.  SOLE DISPOSITIVE POWER
   REPORTING              0
  PERSON WITH         ---------------------------------------------------------
                      8.  SHARED DISPOSITIVE POWER
                          0 shares of Common Stock (2)
-------------------------------------------------------------------------------
 9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    See Item 8.
-------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES* (2) [X]
-------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    0 % as of the date of the filing of this statement. Based on 38,257,965 shares of Common Stock issued and outstanding as of May 14, 1999, plus 3,925,806 shares of Common Stock issued pursuant to the Settlement Agreement referred to below.
-------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*
    CO
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Pursuant to a Settlement Agreement dated June 27, 1999, the holders have granted to the Issuer or its designee an irrevocable proxy to vote all their shares of Common Stock.
(2)  Does not include certain shares.  See Item 4.

CUSIP No. 458144-10-2               13G                            Page 14 of 35

 1. NAMES OF REPORTING PERSONS
    I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
    Orchard Investment Partners, L.P.
-------------------------------------------------------------------------------
 2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                         (b) [ ]
-------------------------------------------------------------------------------
 3. SEC USE ONLY

-------------------------------------------------------------------------------
 4. CITIZENSHIP OR PLACE OR ORGANIZATION
    Delaware limited partnership U.S.A.
-------------------------------------------------------------------------------
                      5.  SOLE VOTING POWER
                          0
   NUMBER OF          ---------------------------------------------------------
    SHARES            6.  SHARED VOTING POWER
 BENEFICIALLY             0 (1)
   OWNED BY           ---------------------------------------------------------
     EACH             7.  SOLE DISPOSITIVE POWER
   REPORTING              0
  PERSON WITH         ---------------------------------------------------------
                      8.  SHARED DISPOSITIVE POWER
                          39,692 shares of Common Stock (2)
-------------------------------------------------------------------------------
 9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    See Item 8.
-------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES* (2) [X]
-------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    0.1 % as of the date of the filing of this statement. Based on 38,257,965 shares of Common Stock issued and outstanding as of May 14, 1999, plus 3,925,806 shares of Common Stock issued pursuant to the Settlement Agreement referred to below.
-------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*
    PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Pursuant to a Settlement Agreement dated June 27, 1999, the holders have granted to the Issuer or its designee an irrevocable proxy to vote all their shares of Common Stock.
(2)  Does not include certain shares.  See Item 4.

CUSIP No. 458144-10-2               13G                            Page 15 of 35

 1. NAMES OF REPORTING PERSONS
    I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
    Midway Capital Ltd.
-------------------------------------------------------------------------------
 2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                         (b) [ ]
-------------------------------------------------------------------------------
 3. SEC USE ONLY

-------------------------------------------------------------------------------
 4. CITIZENSHIP OR PLACE OR ORGANIZATION
    Cayman Islands company
-------------------------------------------------------------------------------
                      5.  SOLE VOTING POWER
                          0
   NUMBER OF          ---------------------------------------------------------
    SHARES            6.  SHARED VOTING POWER
 BENEFICIALLY             0 (1)
   OWNED BY           ---------------------------------------------------------
     EACH             7.  SOLE DISPOSITIVE POWER
   REPORTING              0
  PERSON WITH         ---------------------------------------------------------
                      8.  SHARED DISPOSITIVE POWER
                          39,692 shares of Common Stock (2)
-------------------------------------------------------------------------------
 9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    See Item 8.
-------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES* (2) [X]
-------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    0.1 % as of the date of the filing of this statement. Based on 38,257,965 shares of Common Stock issued and outstanding as of May 14, 1999, plus 3,925,806 shares of Common Stock issued pursuant to the Settlement Agreement referred to below.

-------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*
    CO
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Pursuant to a Settlement Agreement dated June 27, 1999, the holders have granted to the Issuer or its designee an irrevocable proxy to vote all their shares of Common Stock.
(2)  Does not include certain shares.  See Item 4.

CUSIP No. 458144-10-2               13G                            Page 16 of 35

 1. NAMES OF REPORTING PERSONS
    I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
    CCG Capital Fund L.P.
-------------------------------------------------------------------------------
 2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                         (b) [ ]
-------------------------------------------------------------------------------
 3. SEC USE ONLY

-------------------------------------------------------------------------------
 4. CITIZENSHIP OR PLACE OR ORGANIZATION
    Delaware limited partnership
    U.S.A.
-------------------------------------------------------------------------------
                      5.  SOLE VOTING POWER
                          0
   NUMBER OF          ---------------------------------------------------------
    SHARES            6.  SHARED VOTING POWER
 BENEFICIALLY             0 (1)
   OWNED BY           ---------------------------------------------------------
     EACH             7.  SOLE DISPOSITIVE POWER
   REPORTING              0
  PERSON WITH         ---------------------------------------------------------
                      8.  SHARED DISPOSITIVE POWER
                          58,050 shares of Common Stock (2)
-------------------------------------------------------------------------------
 9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    See Item 8.
-------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES* (2) [X]
-------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    0.1 % as of the date of the filing of this statement. Based on 38,257,965 shares of Common Stock issued and outstanding as of May 14, 1999, plus 3,925,806 shares of Common Stock issued pursuant to the Settlement Agreement referred to below.
-------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*
    PN; HC
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Pursuant to a Settlement Agreement dated June 27, 1999, the holders have granted to the Issuer or its designee an irrevocable proxy to vote all their shares of Common Stock.
(2)  Does not include certain shares.  See Item 4.

CUSIP No. 458144-10-2               13G                            Page 17 of 35

 1. NAMES OF REPORTING PERSONS
    I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
    CCG Capital Ltd.
-------------------------------------------------------------------------------
 2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                         (b) [ ]
-------------------------------------------------------------------------------
 3. SEC USE ONLY

-------------------------------------------------------------------------------
 4. CITIZENSHIP OR PLACE OR ORGANIZATION
    Cayman Islands Company
-------------------------------------------------------------------------------
                      5.  SOLE VOTING POWER
                          0
   NUMBER OF          ---------------------------------------------------------
    SHARES            6.  SHARED VOTING POWER
 BENEFICIALLY             0 (1)
   OWNED BY           ---------------------------------------------------------
     EACH             7.  SOLE DISPOSITIVE POWER
   REPORTING              0
  PERSON WITH         ---------------------------------------------------------
                      8.  SHARED DISPOSITIVE POWER
                          58,050 shares of Common Stock (2)
-------------------------------------------------------------------------------
 9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    See Item 8.
-------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES* (2) [X]
-------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    0.1 % as of the date of the filing of this statement. Based on 38,257,965 shares of Common Stock issued and outstanding as of May 14, 1999, plus 3,925,806 shares of Common Stock issued pursuant to the Settlement Agreement referred to below.
-------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*
    CO
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Pursuant to a Settlement Agreement dated June 27, 1999, the holders have granted to the Issuer or its designee an irrevocable proxy to vote all their shares of Common Stock.
(2)  Does not include certain shares.  See Item 4.

CUSIP No. 458144-10-2               13G                            Page 18 of 35

 1. NAMES OF REPORTING PERSONS
    I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
    CCG Investment Fund Ltd.
-------------------------------------------------------------------------------
 2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                         (b) [ ]
-------------------------------------------------------------------------------
 3. SEC USE ONLY

-------------------------------------------------------------------------------
 4. CITIZENSHIP OR PLACE OR ORGANIZATION
    Cayman Islands Company
-------------------------------------------------------------------------------
                      5.  SOLE VOTING POWER
                          0
   NUMBER OF          ---------------------------------------------------------
    SHARES            6.  SHARED VOTING POWER
 BENEFICIALLY             0 (1)
   OWNED BY           ---------------------------------------------------------
     EACH             7.  SOLE DISPOSITIVE POWER
   REPORTING              0
  PERSON WITH         ---------------------------------------------------------
                      8.  SHARED DISPOSITIVE POWER
                          58,050 shares of Common Stock (2)
-------------------------------------------------------------------------------
 9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    See Item 8.
-------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES* (2) [X]
-------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    0.1 % as of the date of the filing of this statement. Based on 38,257,965 shares of Common Stock issued and outstanding as of May 14, 1999, plus 3,925,806 shares of Common Stock issued pursuant to the Settlement Agreement referred to below.
-------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*
    CO
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Pursuant to a Settlement Agreement dated June 27, 1999, the holders have granted to the Issuer or its designee an irrevocable proxy to vote all their shares of Common Stock.
(2)  Does not include certain shares.  See Item 4.

CUSIP No. 458144-10-2               13G                            Page 19 of 35

Item 1(a).     Name of Issuer:

               Intelect Communications, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:

               1100 Executive Drive
               Richardson, Texas 75081

Item 2(a).     Name of Person Filing:
Item 2(b).     Address of Principal Business Office or, if none, Residence:
Item 2(c).     Citizenship:

               Citadel Limited Partnership
               225 W. Washington
               9th Floor
               Chicago, Illinois 60604
               Illinois limited partnership

               Citadel Investment Group, L.L.C.
               225 W. Washington
               9th Floor
               Chicago, Illinois 60604
               Delaware limited liability company

               GLB Partners, L.P.
               225 W. Washington
               9th Floor
               Chicago, Illinois 60604
               Delaware limited partnership

               Kenneth Griffin
               225 W. Washington
               9th Floor
               Chicago, Illinois 60604
               U.S. citizen

CUSIP No. 458144-10-2               13G                            Page 20 of 35


          Wellington Partners Limited Partnership
          c/o Citadel Investment Group, L.L.C.
          225 W. Washington
          9th Floor
          Chicago, Illinois 60604
          Illinois limited partnership

          WNPH, L.L.C.
          c/o Citadel Investment Group, L.L.C.
          225 W. Washington
          9th Floor
          Chicago, Illinois 60604
          Delaware limited liability company

          WCH L.L.C.
          c/o Citadel Investment Group, L.L.C.
          225 W. Washington
          9th Floor
          Chicago, Illinois 60604
          Delaware limited liability company

          NP Partners
          c/o Citadel Investment Group, L.L.C.
          225 W. Washington
          9th Floor
          Chicago, Illinois 60604
          Bermuda general partnership

          Wingate Capital Ltd.
          c/o Citadel Investment Group, L.L.C.
          225 W. Washington
          9th Floor
          Chicago, Illinois 60604
          Cayman Islands company
          Acquirer of securities being reported on

          Kensington Global Strategies Fund, Ltd.
          c/o Citadel Investment Group, L.L.C.
          225 W. Washington
          9th Floor
          Chicago, Illinois 60604
          Bermuda company

CUSIP No. 458144-10-2               13G                            Page 21 of 35

          Fisher Capital Ltd.
          c/o Citadel Investment Group, L.L.C.
          225 W. Washington
          9th Floor
          Chicago, Illinois 60604
          Cayman Islands company
          Acquirer of securities being reported on

          Olympus Securities, Ltd.
          c/o Citadel Investment Group, L.L.C.
          225 W. Washington
          9th Floor
          Chicago, Illinois 60604
          Bermuda company

          Orchard Investment Partners, L.P.
          c/o Citadel Investment Group, L.L.C.
          225 W. Washington
          9th Floor
          Chicago, Illinois 60604
          Delaware limited partnership

          Midway Capital Ltd.
          c/o Citadel Investment Group, L.L.C.
          225 W. Washington
          9th Floor
          Chicago, Illinois 60604
          Cayman Islands company
          Acquirer of securities being reported on

          CCG Capital Fund L.P.
          c/o Citadel Investment Group, L.L.C.
          225 W. Washington
          9th Floor
          Chicago, Illinois 60604
          Delaware limited partnership

CUSIP No. 458144-10-2               13G                            Page 22 of 35

                CCG Capital Ltd.
                c/o Citadel Investment Group, L.L.C.
                225 W. Washington
                9th Floor
                Chicago, Illinois 60604
                Cayman Islands company
                Acquirer of securities being reported on

                CCG Investment Fund Ltd.
                c/o Citadel Investment Group, L.L.C.
                225 W. Washington
                9th Floor
                Chicago, Illinois 60604
                Cayman Islands company
                Acquirer of securities being reported on


Item 2(d).      Title of Class of Securities:

                Common Stock


Item 2(e).      CUSIP Number:

                458144-10-2

CUSIP No. 458144-10-2               13G                            Page 23 of 35

Item 3.   If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
          (c), Check Whether the Person Filing is a:

          (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act;
          (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act;
          (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act;
          (d) [ ] Investment company registered under Section 8 of the Investment Company Act;
          (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
          (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
          (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G);
          (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
          (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
          (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

          If this statement is filed pursuant to Rule 13d-1(c), check this
          box.    [X]



Item 4.   Ownership.

CITADEL INVESTMENT GROUP, L.L.C.
GLB PARTNERS L.P.
CITADEL LIMITED PARTNERSHIP
KENNETH GRIFFIN

          (a)  Amount Beneficially Owned:
                    2,211,405 shares of Common Stock (2)

CUSIP No. 458144-10-2               13G                            Page 24 of 35

          (b)  Percent of Class:

                              5.2 %. Based on 38,257,965 shares of Common Stock issued and outstanding as of May 14, 1999, plus 3,925,806 shares of Common Stock issued pursuant to the Settlement Agreement referred to below.

          (c) Number of shares as to which persons filing statement have:

                    (i)  Sole power to vote or to direct the vote:
                              0

                    (ii)  Shared power to vote or to direct the vote:
                              0 (1)

                    (iii) Sole power to dispose or to direct the disposition of:
                              0

                    (iv) Shared power to dispose or to direct the disposition
                         of:
                              See Item (a) above.

WELLINGTON PARTNERS LIMITED PARTNERSHIP
WINGATE CAPITAL LTD.

          (a)  Amount Beneficially Owned:
                             672,443 shares of Common Stock (2)

          (b)  Percent of Class:

                              1.6%. Based on 38,257,965 shares of Common Stock issued and outstanding as of May 14, 1999, plus 3,925,806 shares of Common Stock issued pursuant to the Settlement Agreement referred to below.

          (c) Number of shares as to which persons filing statement have:

                    (i)  Sole power to vote or to direct the vote:
                              0

                    (ii)  Shared power to vote or to direct the vote:
                              0  (1)

                    (iii) Sole power to dispose or to direct the disposition of:
                              0

                    (iv) Shared power to dispose or to direct the disposition
                         of:

CUSIP No. 458144-10-2               13G                            Page 25 of 35
                              See Item (a) above.

CUSIP No. 458144-10-2               13G                            Page 26 of 35


WNPH, L.L.C.
WCH, L.L.C
NP PARTNERS

          (a)  Amount Beneficially Owned:
                              0 shares of Common Stock (2)

          (b)  Percent of Class:

                              0%. Based on 38,257,965 shares of Common Stock issued and outstanding as of May 14, 1999, plus 3,925,806 shares of Common Stock issued pursuant to the Settlement Agreement referred to below.

          (c) Number of shares as to which persons filing statement have:

                    (i)  Sole power to vote or to direct the vote:
                              0

                    (ii)  Shared power to vote or to direct the vote:
                              0  (1)

                    (iii) Sole power to dispose or to direct the disposition of:
                              0

                    (iv) Shared power to dispose or to direct the disposition
                         of:
                              See Item (a) above.

CUSIP No. 458144-10-2               13G                            Page 27 of 35

KENSINGTON GLOBAL STRATEGIES FUND, LTD.
FISHER CAPITAL LTD.

          (a)  Amount Beneficially Owned:

                              1,383,170 shares of Common Stock (2)

          (b)  Percent of Class:

                              3.3%. Based on 38,257,965 shares of Common Stock issued and outstanding as of May 14, 1999, plus 3,925,806 shares of Common Stock issued pursuant to the Settlement Agreement referred to below.

          (c) Number of shares as to which persons filing statement have:

                    (i)  Sole power to vote or to direct the vote:
                              0

                    (ii)  Shared power to vote or to direct the vote:
                              0 (1)

                    (iii) Sole power to dispose or to direct the disposition of:
                              0

                    (iv) Shared power to dispose or to direct the disposition
                         of:
                              See Item (a) above.


OLYMPUS SECURITIES LTD.

          (a)  Amount Beneficially Owned:
                    0 shares of Common Stock (2)

CUSIP No. 458144-10-2               13G                            Page 28 of 35

          (b)  Percent of Class:

                    0%. Based on 38,257,965 shares of Common Stock issued and outstanding as of May 14, 1999, plus 3,925,806 shares of Common Stock issued pursuant to the Settlement Agreement referred to below.

          (c) Number of shares as to which persons filing statement have:

                    (i)  Sole power to vote or to direct the vote:
                              0

                    (ii)  Shared power to vote or to direct the vote:
                              0  (1)

                    (iii) Sole power to dispose or to direct the disposition of:
                              0

                    (iv) Shared power to dispose or to direct the disposition
                         of:
                              See Item (a) above.


ORCHARD INVESTMENT PARTNERS, L.P.
MIDWAY CAPITAL LTD.

          (a)  Amount Beneficially Owned:

                              39,692 shares of Common Stock (2)

          (b)  Percent of Class:

                              0.1%. Based on 38,257,965 shares of Common Stock issued and outstanding as of May 14, 1999, plus 3,925,806 shares of Common Stock issued pursuant to the Settlement Agreement referred to below.

          (c) Number of shares as to which persons filing statement have:

                    (i)  Sole power to vote or to direct the vote:
                              0

                    (ii)  Shared power to vote or to direct the vote:
                              0  (1)

                    (iii) Sole power to dispose or to direct the disposition of:

CUSIP No. 458144-10-2               13G                            Page 29 of 35
                    (iv) Shared power to dispose or to direct the disposition
                          of:
                              See Item (a) above.


CCG CAPITAL FUND L.P.
CCG CAPITAL LTD.

          (a)  Amount Beneficially Owned:
                              58,050 shares of Common Stock (2)

          (b)  Percent of Class:

                              0.1%. Based on 38,257,965 shares of Common Stock issued and outstanding as of May 14, 1999, plus 3,925,806 shares of Common Stock issued pursuant to the Settlement Agreement referred to below.

          (c) Number of shares as to which persons filing statement have:

                    (i)  Sole power to vote or to direct the vote:
                              0

                    (ii)  Shared power to vote or to direct the vote:
                              0 (1)

                    (iii) Sole power to dispose or to direct the disposition of:
                              0

                    (iv) Shared power to dispose or to direct the disposition
                         of:
                              See Item (a) above.


CCG INVESTMENT FUND LTD.

          (a)  Amount Beneficially Owned:
                              58,050 shares of Common Stock

          (b)  Percent of Class:

CUSIP No. 458144-10-2               13G                            Page 30 of 35
                              0.1%. Based on 38,257,965 shares of Common Stock issued and outstanding as of May 14, 1999, plus 3,925,806 shares of Common Stock issued pursuant to the Settlement Agreement referred to below.

          (c) Number of shares as to which persons filing statement have:

                    (i)  Sole power to vote or to direct the vote:
                              0

                    (ii)  Shared power to vote or to direct the vote:
                              0  (1)

                    (iii) Sole power to dispose or to direct the disposition of:
                              0

                    (iv) Shared power to dispose or to direct the disposition
                         of:
                              See Item (a) above.

(1) Pursuant to a Settlement Agreement dated June 27, 1999, the holders have granted to the Issuer or its designee an irrevocable proxy to vote all of their shares of Common Stock.

(2) Does not include shares issuable on exercise of warrants to purchase Common Stock, as set forth below. None of the holders has the right to exercise Warrants for a number of shares of Common Stock (i) in excess of the number of shares that, upon giving effect to such exercise would cause the aggregate number of shares of Common Stock beneficially owned (as defined in the applicable instruments) by the holder and its affiliates to exceed 5% of the outstanding shares of Common Stock following the exercise, or (ii) to the extent that, after giving effect to such exercise, such holder would have acquired beneficial ownership (as defined in the applicable instruments) of a number of shares of Common Stock during the 60-day period ending on and including the date such exercise was implemented (the "60-Day Period") which, when added to the number of shares of Common Stock beneficially owned at the beginning of the 60-Day Period, is in excess of 10% of the shares of Common Stock outstanding immediately after giving effect to such conversion or exercise. Wingate Capital Ltd., Fisher Capital Ltd., NP Partners, Olympus Securities, Ltd.; CCG Capital Ltd. and CCG Investment Fund Ltd. hold Warrants to purchase 34,200, 66,400, 68,800, 122,800, 3,900 and 3,900 shares of Common Stock, respectively. At such time as the Common Stock underlying such Warrants is beneficially owned by the Reporting Persons within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1933, as amended ("Rule 13d-3"), the other Reporting Persons will have beneficial ownership of these shares as follows: Citadel Investment Group, L.L.C., GLB Partners L.P., Citadel Limited Partnership and Kenneth C. Griffin: 300,000 shares; Wellington Partners Limited Partnership:
103,000 shares; WNPH, L.L.C. and WCH, L.L.C.: 68,800 shares; Kensington Global Strategies Fund, Ltd.: 189,200 shares; and CCG Capital Fund L.P.: 3,900 shares. This Schedule shall not be construed as an admission that any of the Reporting Persons is

CUSIP No. 458144-10-2               13G                            Page 31 of 35

a "beneficial owner" of the Common Stock underlying such Warrants within the meaning of Rule 13d-3 as of the date of filing of this Schedule 13-G.

Does not include 3,526,822 shares of Common Stock to be acquired on September 10, 1999 pursuant to a Settlement Agreement among the Issuer and the Reporting Persons in exchange for 4,642 shares, in the aggregate, of the Issuer's Series D
Convertible Preferred Stock  plus certain amounts due from the Issuer.   These
shares will be acquired as follows: Wingate Capital Fund: 1,117,992 shares; Fisher Capital Ltd.: 2,067,945 shares; Midway Capital Ltd.: 79,240 shares; CCG Capital Ltd.: 131,249 shares; CCG Investment Fund Ltd.: 130,396 shares. At such time as these shares are beneficially owned by the Reporting Persons within the meaning of Rule 13d-3, the following other Reporting Persons will have beneficial ownership of these shares as follows: Citadel Investment Group L.L.C., GLB Partners L.P., Citadel Limited Partnership and Kenneth C. Griffin:
3,526,822 shares; Wellington Partners Limited Partnership: 1,117,992 shares; Kensington Global Strategies Fund, Ltd.: 2,067,945 shares; Orchard Investment Partners, L.P.: 79,240 shares; and CCG Capital Fund L.P.: 131,249 shares.
This Schedule shall not be construed as an admission that any of the Reporting Persons is a "beneficial owner" of such Common Stock within the meaning of Rule 13d-3 as of the date of filing of this Schedule 13-G.

Item 5.   Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          See Item 2.

Item 8.   Identification and Classification of Members of the Group.

          Not Applicable.


Item 9.   Notice of Dissolution of Group.

          Not Applicable.

CUSIP No. 458144-10-2               13G                            Page 32 of 35


Item 10.  Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 458144-10-2               13G                            Page 33 of 35


                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  July 7, 1999


   /s/ Kenneth Griffin
-------------------------------------------
       Kenneth Griffin


CITADEL INVESTMENT GROUP, L.L.C.

By:       /s/ Kenneth Griffin
   --------------------------------------
     Kenneth Griffin, President


GLB PARTNERS, L.P.
By:  Citadel Investment Group, L.L.C., its general partner

By:       /s/ Kenneth Griffin
   --------------------------------------
     Kenneth Griffin, President


CITADEL LIMITED PARTNERSHIP
By:  GLB Partners, L.P., its general partner
By:  Citadel Investment Group, L.L.C., its general partner

By:       /s/ Kenneth Griffin
   --------------------------------------
     Kenneth Griffin, President


WELLINGTON PARTNERS LIMITED PARTNERSHIP
By:  Citadel Limited Partnership, its general partner
By:  GLB Partners, L.P., its general partner
By:  Citadel Investment Group, L.L.C., its general partner

By:       /s/ Kenneth Griffin
   --------------------------------------
     Kenneth Griffin, President

CUSIP No. 458144-10-2               13G                            Page 34 of 35

WNPH, L.L.C.
By:  Wellington Partners Limited Partnership, its sole member
By:  Citadel Limited Partnership, its general partner
By:  GLB Partners, L.P., its general partner
By:  Citadel Investment Group, L.L.C., its general partner

By:       /s/ Kenneth Griffin
   --------------------------------------
     Kenneth Griffin, President


WCH L.L.C.
By: Citadel Limited Partnership, its sole member
By:  GLB Partners, L.P., its general partner
By:  Citadel Investment Group, L.L.C., its general partner

By:       /s/ Kenneth Griffin
   --------------------------------------
     Kenneth Griffin, President


NP PARTNERS
By:  WCH L.L.C., its general partner
By: Citadel Limited Partnership, its sole member
By:  GLB Partners, L.P., its general partner
By:  Citadel Investment Group, L.L.C., its general partner

By:       /s/ Kenneth Griffin
   --------------------------------------
     Kenneth Griffin, President


WINGATE CAPITAL LTD.
By:  Citadel Limited Partnership, its trading manager
By:  GLB Partners, L.P., its general partner
By:  Citadel Investment Group, L.L.C., its general partner

By:       /s/ Kenneth Griffin
   --------------------------------------
     Kenneth Griffin, President


KENSINGTON GLOBAL STRATEGIES FUND, LTD.
By: Citadel Limited Partnership, its trading manager
By:  GLB Partners, L.P., its general partner
By:  Citadel Investment Group, L.L.C., its general partner

By:       /s/ Kenneth Griffin
   --------------------------------------
     Kenneth Griffin, President

CUSIP No. 458144-10-2               13G                            Page 35 of 35


FISHER CAPITAL LTD.
By: Citadel Limited Partnership, its trading manager
By:  GLB Partners, L.P., its general partner
By:  Citadel Investment Group, L.L.C., its general partner

By:       /s/ Kenneth Griffin
   --------------------------------------
     Kenneth Griffin, President


OLYMPUS SECURITIES, LTD.
By: Citadel Limited Partnership, its trading manager
By:  GLB Partners, L.P., its general partner
By:  Citadel Investment Group, L.L.C., its general partner

By:       /s/ Kenneth Griffin
   --------------------------------------
     Kenneth Griffin, President


ORCHARD INVESTMENT PARTNERS, L.P.
By: Citadel Limited Partnership, its general partner
By:  GLB Partners, L.P., its general partner
By:  Citadel Investment Group, L.L.C., its general partner

By:       /s/ Kenneth Griffin
   --------------------------------------
     Kenneth Griffin, President


MIDWAY CAPITAL LTD.
By: Citadel Limited Partnership, its trading manager
By:  GLB Partners, L.P., its general partner
By:  Citadel Investment Group, L.L.C., its general partner

By:       /s/ Kenneth Griffin
   --------------------------------------
     Kenneth Griffin, President


CCG CAPITAL FUND L.P.
By: Citadel Limited Partnership, its general partner
By:  GLB Partners, L.P., its general partner
By:  Citadel Investment Group, L.L.C., its general partner

By:       /s/ Kenneth Griffin
   --------------------------------------
     Kenneth Griffin, President

CCG CAPITAL LTD.
By: Citadel Limited Partnership, its trading manager
By:  GLB Partners, L.P., its general partner
By:  Citadel Investment Group, L.L.C., its general partner

By:       /s/ Kenneth Griffin
   --------------------------------------
     Kenneth Griffin, President


CCG INVESTMENT FUND LTD.
By: Citadel Limited Partnership, its trading manager
By:  GLB Partners, L.P., its general partner
By:  Citadel Investment Group, L.L.C., its general partner

By:       /s/ Kenneth Griffin
   --------------------------------------
     Kenneth Griffin, President